Exhibit 99.1

June 15, 2017

LendingTree Acquires DepositAccounts.com

LendingTree enters deposit account space with a leading depository industry media property

CHARLOTTE, N.C., June 15, 2017 -- LendingTree, Inc. (NASDAQ: TREE) announced today that it has acquired certain assets of Deposits Online, LLC, which does business under the name DepositAccounts.com, a leading consumer-facing media property in the depository industry. DepositAccounts.com is one of the most comprehensive sources of depository deals and analysis on the Web, covering all major deposit product categories through editorial content, programmatic rate tables and user-generated content.

"After looking at the deposit space for years, DepositAccounts.com was the clear choice given its ability to provide consumers with the deepest and most robust deposit product data along with useful and informative editorial content," said Doug Lebda, founder and CEO of LendingTree. "This acquisition is a natural next step for LendingTree as we continue to leverage LendingTree's brand and industry-leading position to further diversify and expand into new financial services categories. We strongly believe that DepositAccounts.com's rich database of deposit products, data aggregation technology, and expert editorial content will enable us to offer consumers a more comprehensive shopping experience in all major financial product categories."

"We couldn't be more pleased to join the LendingTree team and are excited about our future together," said Ken Tumin, cofounder of DepositAccounts.com. "We are confident that LendingTree's strong brand, deep bank and lender relationships, and world-class leadership team will help DepositAccounts.com reach more consumers and achieve its mission of being the undisputed industry-leading source of depository banking information and tools for consumers."

The acquisition purchase has a possible total consideration of $33 million, which consists of $24 million in cash at closing, and contingent consideration payments of up to $9 million.

Founders Investment Banking acted as the exclusive financial advisor to DepositAccounts.com.

About Deposits Online, LLC:

Deposits Online, LLC, operates DepositAccounts.com, the largest and most comprehensive online publication in the United States dedicated to providing bank deposit account information for consumers. It covers all 11,500+ federally insured banks and credit unions and utilizes its patented technology to daily track and update more than 270,000 consumer deposit rates. The site features more than 12,000 editorial articles detailing creative depository strategies and highlighting current bank rates and offers. It is also home to one of the largest communities of depositors on the Web, hosting more than 120,000 comments, customer reviews, and forum threads.

About LendingTree, Inc.

LendingTree, Inc. (NASDAQ: TREE) operates the nation's leading online loan marketplace and provides consumers with an array of online tools and information to help them find the best loans for their needs. LendingTree's online marketplace connects consumers with multiple lenders that compete for their business, empowering consumers as they comparison-shop across a full suite of loans and credit-based offerings. Since its inception, LendingTree has facilitated more than 65 million loan requests. LendingTree provides access to its network of over 500 lenders offering home loans, home equity loans/lines of credit, reverse mortgages, personal loans, auto loans, small business loans, credit cards, student loans and more.

LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, as amended. Those statements include statements regarding the intent, belief or current expectations or anticipations of the Company and members of its management team regarding the expected benefits from the acquisition. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: the retention of key employees of DepositAccounts.com and the ability of the Company to successfully integrate DepositAccounts.com to achieve expected benefits; adverse conditions in the economy affecting deposit institutions and their willingness or interest to advertise on our or DepositAccounts.com's websites or mobile applications; increased competition and its effect on our or DepositAccounts.com's website traffic, clickthrough rates, advertising rates, margins, and market share ability to provide competitive service to deposit institutions and to consumers using DepositAccounts.com's and the Company's online offerings and other platforms; ability to maintain brand recognition for both the Company and DepositAccounts.com and to effectively leverage the LendingTree brand with the DepositAccounts.com brand; ability to develop new products and services and enhance existing ones; competition; the potential effects of existing and new laws, rules or regulations; failure to maintain the integrity of systems and infrastructure through integration; and failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights. These and additional factors to be considered are set forth under "Risk Factors" in the Company's Annual Report on Form 10-K for the period ended December 31, 2016, in its quarterly report on Form 10-Q for the period ended March 31, 2017 and in its other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.